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                                                                    EXHIBIT 10.5

                          PROPERTY MANAGEMENT AGREEMENT

         THIS PROPERTY MANAGEMENT AGREEMENT is made as of the 18th day of March, 1997, between IMAGINATIVE INVESTMENTS, INC. a Florida limited corporation and its successors/assigns (herein "Owner"), and THE SOUTHEAST COMPANIES OF TAMPA BAY, INC., a Florida corporation (herein "Manager").

                                   WITNESSETH

         In consideration of the mutual covenants herein contained, the Owner and Manager hereby agree as follows:

         1. Employment of Manager. Owner hereby employs Manager (as an independent contractor and not as agent) to act as sole and exclusive Manager in the management, leasing and operation of the property known as the United Bank and Trust Center, 48,303 rentable square feet, MOL, being situated on 140,000 square feet of land, MOL, and addressed at 333 3rd Avenue North, St. Petersburg, Florida, 33701 (herein "Project") and the Manager accepts such employment on the terms and conditions hereinafter set forth.

         2. Term. This Agreement shall take effect April 1, 1997 and shall continue in full force and effect for a term of one (1) year therefrom, ending the last day of the twelfth (12th) full calendar month thereafter, and self-renewing from year-to-year thereafter; provided, however, that the same shall be subject to earlier termination as provided for herein.

         3. Duties of Manager.

                  a. Manager hereby accepts such appointment for and in consideration of the compensation hereinafter provided and agrees to devote its time, attention, skill, experience and best efforts to the management, leasing, operation and supervision of the Project. Such services to be performed by Manager under this Agreement shall include the following:

                           (1) Prepare an annual operating budget within 45 days
of the end of each year, which will include (i) a breakdown of all operating expenses, (ii) a rent roll in form approved by Owner which includes a list of all rentable areas subject to leases and lists all currently vacant space, (iii) review and updating of standard lease forms, (iv) review and recommendations of all insurance policies.

                           (2) To make repairs and perform all maintenance
necessary or desirable with respect to the Project.

                           (3) To comply fully with all federal, state, local
and municipal laws, ordinances, rules, regulations and orders relative to the use, repair, and maintenance of the Project and with all rules, regulations, directives and orders of the local board of fire underwriters or similar bodies. Manager agrees to notify Owner within twenty-four (24) hours of obtaining notice of such violations.



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                           (4) To administer and supervise existing service
contracts; or make new contracts as necessary. Owner may direct Manager to make payment on its behalf of all real estate taxes, ground lease or other property rentals, mortgage interest and amortization, insurance premiums on insurance which Owner may obtain for the Project and other similar costs as Owner may direct.

                           (5) To purchase all supplies and equipment which may
be necessary in order to properly maintain and operate the Project, including supplies and equipment to be used or consumed in connection with any of the services furnished under any of the provisions of this Agreement. Repairs, replacements, supplies or equipment costs which exceed monthly budgeted amounts in accordance with Paragraph 3.a.(1) hereof shall first be approved by Owner.

                           (6) To pay all bills for work and supplies and
equipment ordered in connection with the maintenance and operations of the Project, after ascertaining the correctness thereof. Any rebate or discount obtained by Manager shall be deducted from the amount of any bill paid by Manager or to be paid by Owner.

                           (7) To ask for, demand, collect, receive and receipt
for any and all rents and other charges which may at any time be or become due to Owner or Manager from any tenant or other person in respect to the Project or any part thereof.

                           (8) To administer leases.

                           (9) To remove any lien or encumbrance upon the
Project created as a result of performance or nonperformance by Manager of its obligations hereunder, as promptly as possible consistent with law, and to keep Owner fully and promptly advised as to all matters coming to the attention of Manager which might cause a breach of this Agreement or of Owner's obligations under any leases to others, to the extent Manager has knowledge of the contents of such.

                           (10) To employ all persons necessary to manage,
supervise, maintain and operate the Project.

                           (11) To prepare and file all returns and other
documents required under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act, or any similar federal or state legislation, and all withholding tax returns required for employees of Manager. Manager shall pay all amounts required to be paid under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act, or any similar federal or state legislation.

                           (12) To prepare and submit to Owner on a quarterly
basis, and more frequently if required by any mortgagee of the Project, either cash or accrual basis property management accounting statements (as directed by Owner) consisting of actual revenues and expenses and as compared to the budgets prepared in accordance with Paragraph 3.a(1) hereof.


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                  b. Any of the services to be performed under the Agreement may be performed directly by employees of Manager or Manager may, in the exercise of its sound good faith discretion, contract the same with third-party contractors, for which the use of affiliates or otherwise related entities of Manager are hereby specifically approved, provided the same provide such services at competitive costs and prices. It is understood, however, that any such contracts will be in the name of the Manager, which will be solely responsible for administering and supervising such contracts.

Notwithstanding that Manager's authority in respect to any of the matters covered herein is limited by the necessity of getting the consent or authorization of Owner as required herein, Manager will, nevertheless, be expected to initiate, by calling the same to the attention of Owner, and change or improvements which it believes would, if adopted, result in the improved general operation of the Project.

         4. Additional Services. Manager, to the extent required of Owner under the terms of any and all lease agreements with tenants, to the extent requested by Owner or to the extent not otherwise provided by third-party contract as referenced in Paragraph 3 hereof, will at competitive costs and prices for the level of service being provided:

                  a. Furnish all cleaning, porter, security and janitorial service in the Project;

                  b. Operate and maintain all of Owner's equipment and systems in the Project including, but not limited to, elevators, plumbing, heating, air conditioning and wiring;

                  c. Furnish routine maintenance and repair of the Project and make alterations and decorations therein to which tenants are entitled under their leases or which Owner may request or which are required in order to comply with any orders or violations placed or filed against any part of the Project by any federal, state or municipal authority having jurisdiction or to comply with any order of any board of fire underwriters or similar body.

                  d. Furnish to tenants at tenant's expense, alteration, decoration, maintenance and other services beyond those required by lease, at appropriate prices.

         5. Independent Contractor. Notwithstanding anything herein to the contrary, it is the intention of the parties hereto that the Manager shall be an independent contractor with regard to any and all acts and operations performed and conducted by it under and pursuant to the terms hereof. In such capacity, Manager shall be solely and directly responsible for its performance hereunder including all management decisions made by it in the course of its performance under this Agreement. Manager will not be treated as a employee of Owner with respect to its services under this Agreement for federal tax purposes.



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         6. Insurance.

                  a. Owner, at its cost and expense, agrees to take out and maintain in effect comprehensive general public liability insurance, including but not limited to bodily injury liability, property damage liability, personal injury liability with respect to the Project, naming as insured parties the Owner, Manager and if necessary, such other parties as Owner may direct. Said insurance coverage shall be in primary amount of Two Million Dollars ($2,000,000) in respect of bodily injury or death to any number of persons in any one occurrence, and in an equal amount for property damage. It is understood and agreed, however, that Manager shall obtain and maintain such insurance as will fully protect Manager from any and all claims under any Workers Compensation laws, or other employer's liability laws. Pursuant to such, Manager shall indemnify and hold Owner harmless against loss resulting from any injury to or damage to the property or any employee of Manager due to the performance or nonperformance by Manager of its obligations under this Agreement hereunder to the extent such loss is not insured pursuant to this Paragraph.

                  b. Manager and Owner agree to provide each other with respective certificates evidencing such required insurance coverage within thirty (30) days after the commencement date under this Agreement and promptly upon each renewal of such insurance. Manager further shall promptly notify Owner of any fire or other serious damage or injury for reporting purposes pursuant to such insurance.

                           (1) Notwithstanding anything to the contrary
contained herein, it is understood and agreed, however, that to the extent not insured pursuant to the first paragraph of this Paragraph 7, Owner shall not be under any obligations to provide Manager with insurance coverage for and/or indemnify and save harmless Manager with respect to any damages, claims, costs, penalties and suits occasioned by Manager's violation of laws or legal requirements, bad faith and/or conduct constituting a breach of this Agreement.

                           (2) All policies carried by either Owner and Manager
in respect to the Project or its operation shall contain appropriate clauses waiving the right of subrogation as against Owner and Manager.

                           Owner and Manager do hereby waive any claims that
either may have against the other for loss or damage resulting from perils covered by standard forms of fire, extended coverage, special extended coverage (all risk) and boiler and machinery insurance, to the extent that insurance payments thereof are made, under such policies as shall be in effect from time to time in the State of Florida, it being expressly understood that this waiver is intended to extend to all such loss or damage whether or not the same is caused by the fault or neglect of either Owner or Manager.

         7. Compensation of Property Manager. As full compensation and reimbursement for performing the services provided for herein, Owner agrees to pay Manager:



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                  a. As a Management Fee:

                     A base monthly fee of $964.00 plus an amount equal to three percent (3%) of the Gross Revenues of the Project to also be paid monthly and based on collections. Gross Revenues of the Project as used herein shall mean all rentals and other fees received by or credited to Owner, from any source with respect to the Project, for each calendar year, including, but not limited to the following:

                           (1) forfeited deposits of tenants;

                           (2) lease cancellation fees payable only as said fees
are collected by Owner;

                           (3) late charges and interest on rentals;

                           (4) increased rentals based upon a price index, sales
volume or other escalation provisions;

                           (5) rentals for, or reimbursement of, operating
expenses, including but not limited to real estate taxes;

                           (6) additional rentals based upon coverage,
percentage or other similar rental provisions;


                           (7) any other rental adjustments or consideration in
the nature of rental;

                           (8) rental value and business interruption insurance
proceeds received by Borrower; and

                           (9) parking revenues.

                  b. As reimbursement:

                           (1) An amount equal to the total cost of all other
obligations and expenses incurred by Manager in the performance of the terms of this Agreement; and

                           (2) Routine advertising and legal fees in connection
with services performed under Paragraph 5 hereof.

                           (3) Manager's signage costs as first approved by
Owner.

Reimbursement shall not be made for matters involving violations of laws, ordinances, orders, rules and/or regulations where failure to comply with the same is a direct result of Manager's negligence.

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                  c. Manager will use its good faith efforts to limit the cost to Owner of reimbursable expenditures described in Paragraph 8.c. above.

         8. Recordkeeping.

                  a. Manager will keep or cause to be kept, at its own expense, full and detailed accounts and records in accordance with accepted accounting principles consistently applied and sufficient to enable the receipts and disbursements with respect to the services rendered by Manager hereunder to be ascertained and distinguished from any other receipts or disbursements of Manager. The system for the keeping of such accounts and records shall be as established by Manager and such accounts and records shall be open for audit and inspection by Owner or by independent certified public accountants designated by Owner, or any regulatory body or agency having jurisdiction, at all reasonable times. In the event independent certified public accountants shall be designated by Owner for such purpose at any time, or from time to time, the charges of such accountants for services rendered by them shall be for the account of Owner and, if paid by Manager shall be considered to be part of the costs to be reimbursed to Manager hereunder.

                  b. Manager will render to Owner quarterly statements as to receipts and disbursements incurred by Manager in rendering services under this Agreement.

                  c. Such quarterly statements shall be rendered not later than the thirtieth (30th) day of January, April, July and October of each year throughout the entire period of this Agreement.

         9. Notices

                  a. Except as herein otherwise specifically required, notices, demands, requests and communications which may be sent or are required shall be deemed to have been properly given, served, or sent:

                  (1) if intended for Manager, by mailing by certified or registered mail, return receipt requested, with postage prepaid, addressed to Manager at:

                      THE SOUTHEAST COMPANIES OF TAMPA BAY, INC.
                      c/o David A. Jenkins, Vice President
                      P.O. Box 429
                      222 Second Street N.
                      St. Petersburg, FL 33731-0429


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                  (2) if intended for Owner, by mailing a certified or
registered mail, return receipt requested, with postage prepaid, addressed to Owner at:

                          IMAGINATIVE INVESTMENTS, INC.
                          Neil W. Savage, President
                          333 3rd Avenue North
                          St. Petersburg, FL 33701

                  b. Either party may designate by notice aforesaid a new address to which any notice, demand, request or communication may thereafter be given or sent. Except as otherwise herein specifically required, each such notice, demand, request or communication which shall be so mailed by certified or registered mail, return receipt requested in the manner aforesaid shall be deemed sufficiently given, served or sent for all purposes hereunder at the time such notice, demand, request or communication shall be receipted for by the other party.

         10. Termination.

                  a. This Agreement shall continue in full force and effect after the stated termination date as defined in Paragraph 2 from year to year unless either party hereto shall serve written notice of cancellation at least sixty (60) days prior to the stated termination date hereof personally or by registered mail at the address hereinbefore mentioned, in which event this Agreement shall terminate as of said termination date.

                  b. Anything herein to the contrary notwithstanding, in the event (i) this Agreement is transferred by Owner due to foreclosure of Owner's interest in the Project or a transfer in lieu thereof, or (ii) Owner transfers, sells or otherwise assigns its interest in the Project to an unrelated, non-controlled group or entity, either party hereto may terminate this Agreement upon not less that fifteen (15) days notice served in the manner hereinbefore set forth.

                  c. In the event a petition in bankruptcy is filed by or against any general partner of the Owner, or Manager, or in the event that any of party shall make an assignment for the benefit of creditors or take advantage of any insolvency act, either party hereto may forthwith terminate this Agreement upon not less than fifteen (15) days notice served in the manner hereinbefore set forth.

                  d. In the event of a breach of the terms and provisions of this Agreement by either party, the other party may terminate this Agreement upon not less than fifteen (15) days written notice served in the manner hereinbefore set forth. Unintentional errors and action taken in good faith or upon information believed to be true and accurate, although later proven untrue or inaccurate, by either party shall not constitute grounds for termination pursuant to this Paragraph.



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                  e. Upon and after the termination of this Agreement in any of the manners herein provided, Manager shall make a full accounting to Owner (financial and otherwise) of its actions under this Agreement including a breakdown of income and expenses for the Project through the date of termination and turn over to Owner all monies held by Manager, as well as books, records and other documentation maintained by Manager in accordance herewith.

         11. Applicable Law: Implied Covenants. This Agreement shall be interpreted in accordance with the laws of the State of Florida and no presumption shall be deemed to exist in favor of or against either party as a result of the negotiation and/or preparation of this Agreement; and no inference or covenant shall be implied as against either party hereto, the full contractual obligations and covenants of each party being herein fully set forth and expressed.

         12. Assignment. This Agreement shall be fully assignable and shall be binding upon the parties, their heirs, legal representatives, successors and assigns.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


WITNESSES:                                         "Owner"
                                                   IMAGINATIVE INVESTMENTS, INC.




-------------------------------                    ----------------------------
                                                   By: Neil W. Savage
                                                   Its: President
-------------------------------


                                                   "Manager"
                                                   THE SOUTHWEST COMPANIES OF
                                                   TAMPA BAY, INC.



                                                   -----------------------------
--------------------------------                   By: David A. Jenkins
                                                   Its: Vice President

--------------------------------



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